Exhibit 4.32

Share Sale and Purchase Agreement Relating to Giosis Mecoxlane Ltd.

December 19, 2014

Between

Mecox Lane Limited

(as Seller)

and

Oak Investment Partners XII, LP

(as Buyer)

This Share Sale and Purchase Agreement is made on December 19, 2014 between:

(1)                                 Mecox Lane Limited, an exempted company incorporated in the Cayman Islands with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Seller”);  and

(2)                                 Oak Investment Partners XII, LP, a Delaware limited partnership organized with its principal office at 901 Main Avenue, Suite 600, Norwalk, CT 06851 USA (the “Buyer”).

Whereas:

(A)                               The Company (as defined below) is an exempted company incorporated in the Cayman Islands with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

(B)                               The Seller is the legal and beneficial owner of the Shares (as defined below) in the Company and has the right, power and authority to sell and transfer the Shares in the manner contemplated by this Agreement; and

(C)                               The Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase from the Seller the Shares in accordance with the terms of this Agreement.

It is agreed:

1                                         Interpretation

1.1                               In this Agreement, except where a different interpretation is necessary in the context, the parties shall be referred to in the manner set out after their names above and the following expressions shall have the following meanings:

“this Agreement”	this agreement including the recitals and the schedules;

“Business Day”

a day (other than a Saturday, Sunday or public holiday) when banks are not required or authorized by law to close in the Cayman Islands, the People’s Republic of China or the Hong Kong Special Administrative Region of the People’s Republic of China;

“Claim”	any claim for breach of any Warranty;

“the Company”	Giosis Mecoxlane Ltd;

“Companies Law”	the Companies Law (2013 Revision) of the Cayman Islands, as amended or superseded from time to time;

“Completion”	completion of the sale and purchase of the Shares in accordance with Clause 5;

“Completion Date”	December 22, 2014;

“Confidential Information”	all information which relates to:

(a)                                 the existence or the provisions of this Agreement (including, without limitation, the Consideration and implied valuations of the Company);

(b)                                 the negotiations relating to this Agreement;

(c)                                  the subject matter of this Agreement; and

(d)                                 the Seller or Buyer (as the case may be) from time to time;

“Consideration”	the amount set out in Clause 3.1;

“the Directors”	the persons specified as directors of the Company in Schedule 1 (the expression “Director” meaning any of them);

“Encumbrance”

any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge (fixed or floating), pledge, option, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement which has the effect of creating security or payment priority;

“Shareholders Agreement”	the Shareholders Agreement dated as of January 1, 2013 among the Company, Seller, Giosis Pte. Ltd., a limited company organized and existing under the laws of Singapore and the other parties thereto;

“Shares”

the 10,000,000 ordinary shares in the Company with a par value of US$0.001 each and the 5,000,000 Series A Preferred Shares in the Company with a par value of US$0.001, registered in the name of the Seller;

“Taxation”	all forms of taxation imposed anywhere in the world; and

“Warranties”	the warranties given in Clause 6 and Schedule 3 and each such warranty shall be a “Warranty”.

1.2                               All references to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision or enactment, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.  Unless otherwise indicated, any reference to specific legislation is to that legislation as enacted by the Legislature of the Cayman Islands.

1.3                               References in this Agreement and the Schedules to the parties, the Recitals, Schedules and clauses are references respectively to the parties, the Recitals and Schedules to and clauses of this Agreement.

1.4                               Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.  References to persons shall include bodies’ corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.  References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.5                               Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.6                               Any reference to “writing” or “written” includes faxes and emails and any other non-transitory form of visible reproduction of words.

2                                         Sale and Purchase of the Shares

2.1                               The Seller shall sell free from any Encumbrances (other than as set forth in the Shareholders Agreement) and the Buyer shall purchase with effect from Completion the Shares, together with all rights and advantages attaching to them at Completion including the right to receive all dividends, distributions and rights declared, paid, created or arising on the Shares after the Completion Date.

2.2                               The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

2.3                               The Seller irrevocably and unconditionally waives, and shall procure that there are waived, any and all pre-emption rights in respect of the Shares whether arising by virtue of any memorandum or articles of association, agreement, law or otherwise.

3                                         Consideration

3.1                               In consideration of the sale of the Shares, in accordance with the terms of this Agreement the Buyer shall pay to the Seller an aggregate consideration amount of Two Million Dollars (US$2,000,000).

3.2                               The Consideration shall be satisfied in accordance with Clause 3.3 below.

3.3                               The Buyer shall pay the Consideration to the Seller on the Completion Date (such payment to be made in accordance with Clause 5.3).

3.4                               Any payment made by the Seller to the Buyer under or in respect of any breach of this Agreement (including, without limitation, in respect of any claim for breach of the Warranties or any indemnity contained in this Agreement) shall be and shall be deemed to be a reduction in the price paid for the Shares under this Agreement to the extent legally possible.

4                                         Position Pending Completion

The Seller warrants that during the period commencing from the date of this Agreement up to the Completion Date (in each case, inclusive), it has complied with the provisions of Schedule 4 (Position pending Completion) in all respects.

5                                         Completion

5.1                               Completion shall take place at the offices of the Seller’s solicitors (or any other location as agreed by the Seller and the Buyer) on the Completion Date.

5.2                               On or before the Completion Date, the Seller shall deliver to the Buyer the items listed in Part 1 of Schedule 2 (the Buyer receiving them, where appropriate, as agent for the Company).

5.3                               On or prior to the Completion Date, the Buyer shall deliver to the Seller (i) the items listed in Part 2 of Schedule 2 and (ii) procure the delivery of an electronic transfer in immediately available funds to an account of the Seller as notified by the Seller to the Buyer at the time of this Agreement) for the amount of the Consideration.

6                                         Warranties

6.1                               The Seller warrants to the Buyer that each and every Warranty listed in Part 1 of Schedule 3 is true, correct and accurate at the date of this Agreement.

6.2                              The Buyer warrants to the Buyer that each and every Warranty listed in Part 2 of Schedule 3 is true, correct and accurate at the date of this Agreement.

6.3                               Each of the Warranties shall be deemed to be repeated immediately prior to Completion by reference to the facts and circumstances then existing and on the basis that all references (whether express or implied) in such Warranties to the “date of this Agreement” or in any of the definitions in Clause 1.1 used in such Warranties shall be deemed to be substituted with references to the “Completion Date”, as appropriate.

6.4                               Each Warranty is a separate and independent warranty and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement.

6.5                               Each of the paragraphs in Schedule 3 shall be interpreted as being deemed to include all references to the foreign equivalent of terms used, statutes and regulations referred to and concepts applied where the Company does business in or is affected by the laws or regulations of a country outside the Cayman Islands.

7                                         Announcements

7.1                               Except to the extent otherwise expressly permitted by this Agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter.

7.2                               Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)                                 law; or

(b)                                 any securities exchange on which either party’s securities are listed or traded; or

(c)                                  any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

7.3                              Subject to Clauses 7.1 and 7.2, each of the Seller and the Buyer undertakes with the other that it shall during and after the term of this Agreement preserve the confidentiality of the Confidential Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Confidential Information.

7.4                               Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable, disclose Confidential Information if and to the extent:

(a)                                 required by law; or

(b)                                 required by any securities exchange on which either party’s securities are listed or traded; or

(c)                                  required by any regulatory or governmental or other authority with relevant powers to which either party is subject or submits (whether or not the authority has the force of law); or

(d)                                 required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement; or

(e)                                  required by its professional advisers, officers, employees, consultants, sub-contractors or agents to provide their services (and subject always to similar duties of confidentiality); or

(f)                                   that information is in or has come into the public domain through no fault of that party; or

(g)                                  the other party has given prior written consent to the disclosure; or

(h)                                 it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

The restrictions contained in this Clause 7.4 shall continue to apply after Completion without limit in time.

8                                         General

Further Assurance

8.1                              Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Agreement, each party shall, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to and at the cost of the other party concerned as such other party may reasonably consider necessary to transfer the Shares to the Buyer or otherwise to give any party the full benefit of this Agreement.

Assignment

8.2                               This Agreement is personal to the parties and no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party.

8.3                               Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this Clause 8 shall be ineffective.

Entire Agreement

8.4                               This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

8.5                               Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

8.6                               Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this agreement or not) and upon which it has relied in entering into this agreement.

8.7                               Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract.

8.8                               Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

Waiver, Variation and Release

8.9                               No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

8.10                        Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor.  Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

8.11                        No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

Costs and Expenses

8.12                        Each party shall pay its own costs and expenses in relation to the negotiation, preparation; execution and carrying into effect of this Agreement and other agreements forming part of the transaction.

Notices

8.13                        Any communication to be given in connection with the matters contemplated by this Agreement shall be in writing except where expressly provided otherwise and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission.  Delivery by courier shall be regarded as delivery by hand.  A communication shall be deemed to have been served:

(a)                                 if delivered by hand at the address referred to in Clause 8.14, at the time of delivery;

(b)                                 if sent by first class pre-paid post to the address referred to in Clause 8.14, at the expiration of two clear days after the time of posting; and

(c)                                  if sent by facsimile to the number referred to in Clause 8.14, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 8.30am to 5.30pm on a Business Day) under the preceding provisions of this Clause 8.13, it shall be deemed to have been delivered at the next opening of such business hours.

8.14                        Such communication shall be sent to the address of the relevant party referred to in this Agreement or the email address set out below or to such other address, email or facsimile number may from time to time be notified in writing to the other party in accordance with this Clause 8.14.  Each communication shall be marked for the attention of the relevant person.

Seller — email (ingridwang@mecoxlane.com)

Buyer - email (iahmed@oakvc.com)

Counterparts

8.15                        This Agreement may be executed in any number of counterparts (whether original or facsimile) and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

8.16                        Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

Severability

8.17                        Each of the provisions of this Agreement is severable.  If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Effect of Completion

8.18                        This Agreement shall, to the extent that it remains to be performed, cotinue in full force and effect notwithstanding Completion.

Grossing-up of payments

8.19                        All amounts payable by the Seller to any person under this Agreement shall be paid free of any rights of counterclaim or set off and without any deductions or withholdings whatsoever, save only as may be required by any applicable law.

8.20                        If any deductions or withholdings are required by law to be made from any of the amounts payable by the Seller under this Agreement, the Seller shall be obliged to pay to the recipient of the payment such amount as will, after the deduction or withholding has been made, leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.21                        If Taxation is payable on any amount paid by the Seller to any person under this Agreement, the amount payable shall be increased by such amount as will ensure that, after payment of any Taxation charged on or in respect of such payment, there shall be left an amount equal to that which would otherwise be payable under this Agreement.

Set Off

8.22                        All payments to be made under this Agreement shall be paid in full without any set-off or counterclaim.

Governing Law and Jurisdiction

8.23                        This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

8.24                        The parties irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands to settle any dispute which may arise out of or in connection with this Agreement.

Attestations

SIGNED on behalf of

Mecox Lane Limited

By:	/s/ Ingrid Wang Ye

Name:	Ingrid Wang Ye

Title:	CEO

SIGNED on behalf of

Oak Investment Partners XII, LP

By: Oak Associates XII, LLC, its General Partner

By:	/s/ Iftikar A. Ahmed

Name:	Iftikar A. Ahmed

Title:	Managing Member

Schedule 1

Particulars of the Company

Name:	Giosis Mecoxlane Limited

Registered Number:	271728

Date of Incorporation:	14 September 2012

Place of Incorporation:	Cayman Islands

Registered Office:	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Authorised shares:	US$50,000 divided into 30,000,000 Ordinary Shares with a par value of US$0.001 each and 20,000,000 Series A Preferred Shares with a par value of US$0.001 each

Issued shares:	17,500,000 Ordinary Shares and 20,000,000 Series A Preferred Shares

Shareholders and shareholding:	Name	Shares Held

	Mecox Lane Limited	10,000,000 Ordinary Shares and 5,000,000 Series A Preferred Shares

	Giosis Pte. Ltd.	7,500,000 Ordinary Shares and 15,000,000 Series A Preferred Shares

Directors:	Young Bae Ku

Allan Kwan

Mark Lee

Ingrid Wang Ye

Schedule 2

Part 1

Documents to be delivered by the Seller

1                                         A certified true copy of the minutes of a meeting of the Directors or written resolutions of the Directors of the Seller, authorising the execution by the appropriate signatories on behalf of the Seller of this Agreement.

2                                         A written instrument of transfer in respect of the Shares duly executed by the Seller in favour of the Buyer.

3                                         The original share certificates for the Shares (if any) and any other documents which may be required to give good title to the Shares and to enable the Buyer to procure registration of the Shares in its name or as it may direct.

4                                         A copy certified by a Director of the Company’s:

4.1                               register of members, updated so as to reflect the transfer of the Shares to the Buyer as at the Completion Date; and

4.2                               register of directors updated so as to reflect (as at the Completion Date) the resignations of Ingrid Wang Ye.  At this time, there will be no appointment of replacement Directors.

5                                         Resignation letter from Ingrid Wang Ye as Director.

6                                         Certified copy of the board resolution of the Company in the agreed form approving the transfer of the Shares and the resignation of Ingrid Wang Ye as Director.

Part 2

Documents to be delivered by the Buyer

1                                         A letter of waiver duly executed by Giosis Pte. Ltd. waiving all rights in respect of the transfer of the Shares, including its right of first refusal and co-sale rights and come along rights under the articles of association of the Company.

2                                         A duly executed Adherence Agreement to the Shareholders Agreement.

Schedule 3

Warranties

Part 1

1                                         The Shares

1.1                               The Shares constitute all of the issued and outstanding shares in the Company held by the Seller and are fully paid or credited as fully paid.  The Company has not granted any options or other rights (whether exercisable now or in the future and whether contingent or not) to subscribe for shares or other securities in the Company to the Seller.

1.2                               The Seller is the legal and beneficial owner of the Shares and has full capacity and authority to sell the Shares in accordance with the terms of this Agreement.

1.3                               Except as set forth in the Shareholders Agreement, there is no Encumbrance on, over or affecting the Shares, no agreement to create any Encumbrance has been made and no claim has been received by the Seller that any person is entitled to any Encumbrance.

2                                         Capacity and Authority

2.1                               This Agreement constitutes binding obligations of the Seller in accordance with its terms.

2.2                               The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement will not:

(a)                                 result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound, except for any such breach or default that reasonably would not be expected to result in a material adverse effect on the Seller;

(b)                                 result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound, except for any such breach that reasonably would not be expected to result in a material adverse effect on the Seller;

(c)                                  allow any third person to exercise any right to acquire the Shares; or

(d)                                 require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

3                                         Accuracy of information

3.1                               The information contained or referred to in Schedule 1 (The Company) is true, complete and accurate and not misleading.

Part 2

3.2                               This Agreement is duly authorized an dconstitutes binding obligations of the Buyer in accordance with its terms.

3.3                               The execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement will not:

(a)                                 result in a breach of, or constitute a default under, any instrument to which the Buyer is a party or by which the Buyer is bound and which is material in the context of the transactions contemplated by this Agreement;

(b)                                 result in a breach of any order, judgment or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer is bound and which is material in the context of the transactions contemplated by this Agreement;

(c)                                  require the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

2

Schedule 4

The Seller shall not at any time prior to Completion:

1.1                               dispose or attempt to dispose of any interest in the Shares or grant any option over, or mortgage, charge or otherwise encumber any of the Shares; or

1.2                               enter into or continue any discussions or negotiations with any persons as regards the Shares or any part thereof.